Editas Medicine Announces Third Quarter 2025 Results and Business Updates

In vivo preclinical proof-of-concept data presented at AHA and ESGCT demonstrating >90% LDL-C reduction in non-human primates supports EDIT-401’s potential as a best-in-class, one-time therapy

Company on track to submit IND/CTA for EDIT-401 by mid-2026 and achieve initial human proof-of-concept data by year-end 2026

Extended cash runway into the third quarter of 2027, enabling progression of EDIT-401 beyond initial human proof-of-concept data

CAMBRIDGE, Mass., November 10, 2025 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, today reported financial results for the third quarter 2025 and provided business updates.

“We are incredibly excited by the progress we made in the third quarter advancing our lead in vivo development candidate, EDIT-401, an experimental, potential best-in-class, one-time therapy designed to significantly reduce LDL cholesterol levels. We recently presented data at AHA and ESGCT demonstrating the ability of EDIT-401 to reduce mean LDL cholesterol levels by over 90 percent in non-human primates,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer of Editas Medicine. “In addition, we have extended our cash runway into the third quarter of 2027 and remain on track to submit an investigational new drug or clinical trial application for EDIT-401 by mid-2026, with the goal of achieving in vivo human proof-of-concept data by the end of 2026.”

Recent Achievements and Outlook

EDIT-401
•In September, the Company announced the selection of its lead in vivo development candidate, EDIT-401, an experimental, potential best-in-class, one-time therapy designed to significantly reduce LDL cholesterol (LDL-C) levels.
•In October and November, the Company presented preclinical data at the 32nd Annual European Society of Gene and Cell Therapy (ESGCT) Congress and the American Heart Association (AHA) Scientific Sessions 2025. Key findings included:
◦≥90% LDL-C reduction in non-human primates (NHPs) achieved within 48 hours of a single dose of EDIT-401; ≥90% LDL-C reduction in mice with high baseline LDL-C and reduced LDLR function
◦The ≥90% reduction in LDL-C was achieved with ≥6-fold mean increase in LDLR protein in the NHP liver, requiring only a moderate level of functional editing of LDLR alleles (~10-40%) in the liver
◦LDL-C reduction was maintained in mouse models in a three-month study, demonstrating the durability of effect
•Editas is on track to submit an investigational new drug (IND) or clinical trial application (CTA) for EDIT-401 by mid-2026, and to achieve initial in vivo human proof-of-concept data for EDIT-401 by the end of 2026.

Other Corporate Highlights
•The Company extended its cash runway into the third quarter of 2027 with proceeds from sales of its common stock under its at-the-market (“ATM”) facility and continued financial discipline.

Upcoming Events
Editas Medicine plans to participate in the following investor event:

•8th Annual Evercore Healthcare Conference
Format: Fireside Chat
Date: December 2, 2025
Time: 9:10 a.m. ET
Coral Gables, FL

To access a live webcast of the investor presentation, please visit the “Investors” section of the Company’s website at www.editasmedicine.com. An archived replay will be available for approximately 30 days following the event.

Third Quarter 2025 Financial Results
Cash, cash equivalents, and marketable securities as of September 30, 2025 were $165.6 million compared to $269.9 million as of December 31, 2024. The Company expects that the existing cash, cash equivalents, marketable securities, together with $17.3 million of proceeds from sales of shares of common stock under its ATM facility after September 30, 2025, and the retained portions of the payments payable under its license agreement with Vertex Pharmaceuticals, will enable the Company to fund its operating expenses and capital expenditure requirements into the third quarter of 2027.
•For the three months ended September 30, 2025, the company raised $17.8 million of gross equity proceeds from its ATM facility.
Third Quarter 2025
•For the three months ended September 30, 2025, net loss attributable to common stockholders was $25.1 million, or $0.28 per share, compared to net loss of $62.1 million, or $0.75 per share, for the same period in 2024.
•Collaboration and other research and development revenues increased to $7.5 million for the three months ended September 30, 2025, compared to $0.1 million for the same period in 2024. The increase is primarily attributable to the recognition of revenue related to a milestone achieved under the Company’s collaboration agreement with BMS in the third quarter of 2025.
•Research and development expenses decreased by $27.9 million to $19.8 million for the three months ended September 30, 2025, compared to $47.6 million for the same period in 2024. The decrease is primarily related to reduced clinical and manufacturing costs related to discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024, partially offset by costs attributable to in vivo research and discovery.

•General and administrative expenses decreased by $5.8 million to $12.3 million for the three months ended September 30, 2025, compared to $18.1 million for the same period in 2024. The decrease is primarily attributable to a reduction in employee-related expenses related to reduced headcount associated with the reduction in workforce in connection with the discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024.
•There were no restructuring and impairment charges recognized for the three months ended September 30, 2025, and 2024. The restructuring and impairment charges for the nine months ended September 30, 2025 were related to the discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024, the related workforce reduction, associated impairment charges for laboratory and manufacturing equipment related to the reni-cel program, and the acceleration in expense due to changes in useful life estimates for leasehold improvements, software and a right of use asset associated with the Company’s reni-cel program.

About Editas Medicine

As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.
Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and its research and development programs, including the Company’s expectation to achieve initial human proof-of-concept data for EDIT-401 by year-end 2026; the timing for the Company’s receipt and presentation of data from its preclinical studies; the potential of, and expectations for, the Company’s in vivo product candidates; the timing or likelihood of regulatory filings and approvals, including filing an IND/CTA for EDIT-401 by mid-2026; and the Company’s expectations regarding cash runway into the third quarter of 2027. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of preclinical studies; availability and timing of results from preclinical studies; expectations for regulatory approvals to conduct trials; and the availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Collaboration and other research and development revenues	$7,543	61	$15,779	1,710
Operating expenses:
Research and development	19,775	47,639	62,549	150,636
General and administrative	12,316	18,088	38,550	55,633
Restructuring and impairment charges	—	—	66,935	—
Total operating expenses	32,091	65,727	168,034	206,269
Operating loss	(24,548)	(65,666)	(152,255)	(204,559)
Other (expense) income, net:
Interest expense related to sale of future revenues	(2,399)	—	(6,635)	—
Interest income, net	1,831	3,530	6,634	12,861
Other expense, net	(1)	(5)	(2,184)	—
Total other (expense) income, net	(569)	3,525	(2,185)	12,861
Net loss	$(25,117)	$(62,141)	$(154,440)	$(191,698)
Net loss per share, basic and diluted	$(0.28)	$(0.75)	$(1.80)	$(2.33)
Weighted-average common shares outstanding, basic and diluted	90,090,397	82,485,199	85,878,325	82,245,679

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2025	2024
Cash, cash equivalents, and marketable securities	$165,648	$269,913
Working capital	115,118	212,090
Total assets	201,751	341,589
Deferred revenue, net of current portion	54,204	54,204
Total stockholders' equity	13,453	134,274
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Investor and Media Contacts:
ir@editasmed.com
media@editasmed.com